UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2017
TRUPANION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 4th Avenue S, Suite 200
Seattle, Washington 98108
(Address of principal executive offices, including zip code)

(855) 727 - 9079
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

On March 31, 2017, Trupanion, Inc. (the "Company") and its subsidiary Trupanion Managers USA, Inc., entered into a First Amendment to the Loan and Security Agreement (the "Loan Amendment") with Pacific Western Bank, a California state chartered bank (the "PWB"), and Western Alliance Bank, an Arizona corporation ("WAB", and together with PWB, the "Lenders"), which amends that certain Loan and Security Agreement, dated as of December 16, 2016, by and between the Company and the Lenders (the “Original Loan Agreement”). Pursuant to the terms of the Original Loan Agreement, Lenders agreed to provide the Company with an aggregate credit facility of $30M.

The Loan Amendment amends the Original Loan Agreement to, among other things, (i) increase the sublimit for Ancillary Services and Letters of Credit under the Revolving Line from $3,000,000 to $4,500,000, and (ii) extend the Revolving Maturity Date of the loans under the Original Loan Agreement from December 16, 2018 to December 16, 2019, in all cases as such capitalized terms are defined in the Original Loan Agreement.

The foregoing description of certain terms contained in the Loan Amendment is not complete, and is qualified in its entirety by reference to: (i) the terms and conditions of the actual Loan Amendment, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ending March 31, 2017, and (ii) the copy of the Original Loan Agreement, filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission on February 15, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Tricia Plouf
Name: Tricia Plouf
Title: Chief Financial Officer
Date: April 4, 2017